Exhibit 99.1

This Form 4 is being filed by James Niedel (the "Reporting Person"). The Reporting Person is a Consultant to CSFBPE, as defined below, and a limited partner of the General Partner of Sprout Capital IX, L.P., a Delaware limited partnership. The Reporting Person disclaims beneficial ownership of the securities reported in this Form 4, except to the extent of the Reporting Person's proportionate pecuniary interest therein and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for Section 16 or any other purpose.

As described below, DLJ Capital Corporation ("DLJCC") is affiliated with Credit Suisse (the "Bank"), a Swiss bank. The Bank and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit"), excluding Asset Management (as defined below), is referred to herein as "Credit Suisse." The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). Credit Suisse provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Credit Suisse's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company, is a registered broker-dealer and the successor company of Credit Suisse First Boston Corporation ("CSFBC")(1). CSFB-USA is the sole member of CSFB LLC. The address of the principal business and office of each of CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, New York 10010.

CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and Credit Suisse. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own securities to which this schedule relates and such securities are not reported in this schedule. CSG disclaims beneficial ownership of securities beneficially owned by its direct and indirect subsidiaries, including Credit Suisse. Credit Suisse disclaims beneficial ownership of all securities beneficially owned by CSG, Asset Management, the Credit Suisse business unit, and the Winterthur business unit. Credit Suisse disclaims beneficial ownership of all securities reported herein, except to the extent of its pecuniary interest in such securities.

The Reporting Person disclaims beneficial ownership of all securities beneficially owned by CSG and CSG's direct and indirect subsidiaries, including Credit Suisse except to the extent of her pecuniary interest therein. Credit Suisse also disclaims beneficial ownership of any securities beneficially owned by the Reporting Person. Credit Suisse disclaims beneficial ownership of all securities reported herein, except to the extent of its pecuniary interest in such securities.

Sprout Capital IX, L.P. ("Sprout IX"), Sprout Entrepreneurs Fund, L.P. ("SEF"), and Sprout IX Plan Investors, L.P. ("SIPI") are Delaware limited partnerships which make investments for long term appreciation. DLJCC, a wholly-owned subsidiary of CSFB-USA, acts as a venture capital partnership management company. DLJCC is also the general partner of SEF and the managing general partner of Sprout IX, and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and SEF. DLJ Associates IX, L.P. ("Associates IX"), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. The Reporting Person is a limited partner of Associates IX. DLJ LBO Plans Management Corporation II ("DLJLBO"), is the general partner of SIPI and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf of SIPI. DLJLBO is a wholly-owned subsidiary of Credit Suisse First Boston Private Equity, Inc. ("CSFBPE"), a Delaware corporation, which, in turn, is a wholly-owned subsidiary of CSFB-USA. The address of the principal business and office of DLJCC, is Eleven Madison Avenue, New York, New York 10010.

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(1) CSFB LLC is a registered broker-dealer effecting trades in many companies, including Sirna. All references hereinafter to CSFBC shall be deemed to refer to CSFB LLC.